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                                                                Exhibit 10.28(a)


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                       AGREEMENT AND PLAN OF AMALGAMATION

                            dated as of July 30, 1998

                                  by and among

                        UNDERWRITERS REINSURANCE COMPANY,

                      UNDERWRITERS ACQUISITION COMPANY LTD.

                                       and

                              VENTON HOLDINGS LTD.


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                                TABLE OF CONTENTS

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                                   ARTICLE ONE

                               CERTAIN DEFINITIONS

 Section 1.01.  Certain Definitions..........................................................................   2
 Section 1.02.  Terms Generally .............................................................................   6

                                   ARTICLE TWO

                                THE AMALGAMATION

 Section 2.01.  The Amalgamation.............................................................................   6
 Section 2.02.  Effective Time of the Amalgamation; Closing..................................................   6
 Section 2.03.  Effect of the Amalgamation...................................................................   7
 Section 2.04.  Memorandum of Association and Bye-laws of the
                   Amalgamated Company; Registration
                   Number; Directors.........................................................................   7
 Section 2.05.  Consideration. ..............................................................................   7
 Section 2.06.  Surrender and Payment........................................................................   8
 Section 2.07.  Dividends; Voting; Etc.......................................................................   8
 Section 2.08.  No Further Rights............................................................................   9
 Section 2.09.  Cash-Out of Warrants.........................................................................   9
 Section 2.10.  Cash-Out of Options..........................................................................  10

                                  ARTICLE THREE

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 3.01.  Corporate Organization.......................................................................  10
 Section 3.02.  Authority, Execution, Enforceability.........................................................  11
 Section 3.03.  Capital Structure............................................................................  12
 Section 3.04.  Financial Statements.........................................................................  13
 Section 3.05.  Absence of Certain Changes...................................................................  15
 Section 3.06.  No Conflicts ................................................................................  15
 Section 3.07.  Consents ....................................................................................  15
 Section 3.08.  Compliance with Applicable Law; Permits......................................................  16
 Section 3.09.  Tax Matters .................................................................................  17
 Section 3.10.  Litigation ..................................................................................  18
 Section 3.11.  Employees ...................................................................................  19
 Section 3.12.  Takeover Statutes............................................................................  20
 Section 3.13.  Certain Fees ................................................................................  20
 Section 3.14.  Investment Company...........................................................................  20
 Section 3.15.  Insurance Matters............................................................................  21
 Section 3.16.  Admitted Assets .............................................................................  21
 Section 3.17.  Rights to Name ..............................................................................  21
 Section 3.18.  Letters of Credit............................................................................  22
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 Section 3.19.  Capital Contribution Obligations.............................................................  22
 Section 3.20.  Investments .................................................................................  22
 Section 3.21.  Year 2000 ...................................................................................  22
 Section 3.22.  Interests of Officers, Directors and Shareholders............................................  23
 Section 3.23.  Material Contracts...........................................................................  23

                                  ARTICLE FOUR

                        REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

 Section 4.01.  Corporate Organization.......................................................................  24
 Section 4.02.  Authority, Execution, Enforceability.........................................................  24
 Section 4.03.  No Conflicts ................................................................................  25
 Section 4.04.  Consents ....................................................................................  25
 Section 4.05.  Compliance with Applicable Law...............................................................  25
 Section 4.06.  Sufficient Funds and Assets..................................................................  26

                                  ARTICLE FIVE

                                    COVENANTS

 Section 5.01.  Reasonable Best Efforts......................................................................  26
 Section 5.02.  Public Announcements.........................................................................  26
 Section 5.03.  Supplemental Information.....................................................................  26
 Section 5.04.  Shareholders' Meeting........................................................................  27
 Section 5.05.  Indemnification .............................................................................  27
 Section 5.06.  Release of Capital Contribution Obligations..................................................  28
 Section 5.07.  Replacement of Obligation Owed to Lloyd's and Mellon Bank....................................  28
 Section 5.08.  Takeover Statutes............................................................................  28
 Section 5.09.  Conduct of Business of the Company...........................................................  28
 Section 5.10.  Acquisition Proposals........................................................................  31
 Section 5.11.  Information, etc. ...........................................................................  32
 Section 5.12.  Lloyd's Auction. ............................................................................  32

                                   ARTICLE SIX

                         CONDITIONS TO THE AMALGAMATION

 Section 6.01.  Conditions to Each Party's Obligation
                   to Effect the Amalgamation................................................................  32
 Section 6.02.  Additional Conditions to the Company's
                   Obligation to Effect the Amalgamation.....................................................  33
 Section 6.03.  Additional Conditions to Parent and
                   Acquisition's Obligation to Effect the
                   Amalgamation..............................................................................  34
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                                  ARTICLE SEVEN

                           TERMINATION AND ABANDONMENT

 Section 7.01.  Termination by the Company, Parent or Acquisition............................................  35
 Section 7.02.  Effect of Termination........................................................................  36

                                  ARTICLE EIGHT

                            MISCELLANEOUS PROVISIONS

 Section 8.01.  Amendment and Modification...................................................................  37
 Section 8.02.  Waiver of Compliance; Consents...............................................................  37
 Section 8.03.  Severability and Validity....................................................................  37
 Section 8.04.  Expenses and Obligations.....................................................................  37
 Section 8.05.  Parties in Interest..........................................................................  38
 Section 8.06.  Notices .....................................................................................  38
 Section 8.07.  Governing Law ...............................................................................  39
 Section 8.08.  Counterparts ................................................................................  40
 Section 8.09.  Headings ....................................................................................  40
 Section 8.10.  Entire Agreement; Assignment.................................................................  40
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                                     -iii-

                       AGREEMENT AND PLAN OF AMALGAMATION


     This Agreement and Plan of Amalgamation, dated as of July 30, 1998 (this "Agreement"), is made by and among UNDERWRITERS REINSURANCE COMPANY, a New Hampshire insurance company ("Parent"), UNDERWRITERS ACQUISITION COMPANY LTD., a Bermuda company and a Subsidiary of Parent ("Acquisition") and VENTON HOLDINGS LTD., a Bermuda company (the "Company").

     WHEREAS, prior to the date hereof, the Board of Directors of the Company has determined that it is in the best interests of the shareholders of the Company for Acquisition to be amalgamated with and into the Company (the "Amalgamation") upon the terms and subject to the conditions set forth herein;

     WHEREAS, prior to the date hereof, the Boards of Directors of Parent and Acquisition have determined that it is in the best interests of their respective shareholders for Acquisition to be amalgamated with and into the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, as a condition and inducement to Parent and Acquisition entering into this Agreement and incurring the obligations set forth herein, on the date hereof each of X.L. INSURANCE COMPANY, LTD., a Bermuda company ("Exel"), RISK CAPITAL REINSURANCE COMPANY, a Nebraska corporation ("RCRe"), and TRYCO III LTD., a Bermuda company ("Tryco III"), have granted to Parent an irrevocable proxy to vote all Shares owned by each on the date hereof or hereafter acquired, to attend all meetings of the shareholders of the Company and to represent and otherwise to act for each in the same manner and with the same effect as if done by each, with respect to the approval of the Amalgamation, when the same is submitted to shareholders of the Company for approval.

     NOW, THEREFORE, in consideration of the promises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE ONE

                               CERTAIN DEFINITIONS


         Section 1.01. Certain Definitions. Certain capitalized terms used in this Agreement shall have the meanings set forth below:

         "Class A Shares" means Class A Common Shares, par value $1.00 per share, of the Company.

         "Class A Warrants" means warrants to purchase Class A Shares.

         "Class B Shares" means Class B Common Shares, par value $1.00 per share, of the Company.

         "Class B Warrants" means warrants to purchase Class B Shares.

         "Class C Shares" means Class C Common Shares, par value $1.00 per share, of the Company.

         "Class C Warrants" means warrants to purchase Class C Shares.

         "Company Disclosure Letter" means the Disclosure Letter dated the date hereof from the Company to Parent and Acquisition.

         "Employee Benefit Plan" means each benefit plan maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries may have any liability which provides (or is intended to provide) benefits to the employees of the Company or any of its Subsidiaries (or other service providers to the Company or any of its Subsidiaries), including each pension, retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance, medical or hospitalization program, sickness, accident, disability or death benefit program or any other fringe benefit.

         "Expiration Date" has the meaning set forth in the Warrant Agreement.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

         "Governmental Authority" means any governmental, quasi-governmental, judicial or regulatory agency or entity or subdivision thereof, including without limitation Lloyd's, with jurisdiction over the Company, Parent or Acquisition or any of their respective Subsidiaries or any of the transactions contemplated by this Agreement.

         "Instruments," with respect to any Person, means all material agreements, mortgages, indentures, debentures, trusts, leases, licenses and other instruments and obligations to or by which such Person or any of its Subsidiaries or any of their respective properties is subject or bound.

         "Liabilities" means liabilities, debts, claims or obligations of any nature, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, whether or not of a kind required by GAAP to be set forth in a financial statement.

         "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

         "Material Adverse Effect" means, with respect to the Company or Parent (as the case may be), any change, event, condition or development that is materially adverse to the business, assets, liabilities, properties, results of operations or financial or operating condition of such specified party and its Subsidiaries, taken as a whole, except for any such change, event, condition or development resulting from or arising in connection with (i) changes applicable to participants in one or more of the businesses of the Company or Parent (as the case may be) generally, (ii) changes in economic, regulatory or political conditions generally (including without limitation changes in the financial markets) or (iii) the transactions contemplated by this Agreement.

         "Options" means options to purchase Class C Shares granted under the Rules of the Venton Holdings Ltd. 1997 Unapproved Executive Share Option Scheme and similar grants.

         "Permitted Liens" means Liens that would, individually or in the aggregate, not have a Material Adverse Effect on the Company.

         "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

         "Shareholders' Meeting" means the meeting of the Company's shareholders to approve this Agreement and the Amalgamation and the related transactions contemplated hereby.

         "Shares" means Class A Shares, Class B Shares and Class C Shares, collectively.

         "Subsidiary" means, with respect to any Person, each corporation, partnership or other entity in which such Person owns or controls, directly or indirectly through one or more intermediaries, a majority of the stock or other interests having general voting power in the election of directors or Persons performing similar functions or rights to a majority of any distributions (it being understood that the Syndicates are not Subsidiaries).

         "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, premium, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

         "Tax Return" means a report, return or other information which is necessary or required for the conduct of its business to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

         "Voting Debt" of any Person means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of such Person may vote.

         "VUG" means Venton Underwriting Group Ltd., an English company.

         "Warrants" means Class A Warrants, Class B Warrants and Class C Warrants, collectively.

         In addition, each of the following terms has the meaning set forth in the Section set forth opposite such term:

Term                                                                  Section
----                                                                  -------

Acquisition........................................................   preamble
Advisors Act.......................................................   3.18
Agreement..........................................................   preamble
Amalgamated Company................................................   2.01
Amalgamation.......................................................   preamble
Closing............................................................   2.02
Closing Date.......................................................   2.02
Companies Act......................................................   2.01
Company............................................................   preamble
Company Actuarial Analyses.........................................   3.15(b)
Company Financial Statements.......................................   3.04(a)
Company Insurance Subsidiaries.....................................   3.01(b)
Company Options....................................................   3.03(b)
Confidentiality Letter.............................................   5.11
Consent............................................................   3.07
D&O Insurance......................................................   5.05(b)
Effective Time.....................................................   2.02
Exchange Agent.....................................................   2.06(b)
Exchange Act.......................................................   3.14
Exel...............................................................   preamble
Indemnified Parties................................................   5.05(a)
Letter of Credit...................................................   5.07
Lloyd's............................................................   3.07
Minister...........................................................   3.07
1940 Act...........................................................   3.14
New Shares.........................................................   2.05(b)
Parent.............................................................   preamble
Permits............................................................   3.08(b)
RCRe...............................................................   preamble
Registrar..........................................................   2.02
Stockholders Agreement.............................................   3.03(b)
Syndicates.........................................................   3.10

Term                                                                  Section
----                                                                  -------
Takeover Law.......................................................   3.12
Tryco III..........................................................   preamble
Unpaid Class C Shares..............................................   2.05(a)
VUL................................................................   3.09

         Section 1.02. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

         (b) Unless the context shall otherwise require, all references herein to (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (iii) agreements and other contractual instruments include subsequent amendments, assignments, and other modifications thereto to the date hereof, (iv) statutes and related regulations include any amendments of same and any successor statutes and regulations, (v) time shall be deemed to be Bermuda time and (vi) "$" shall be to United States Dollars.


                                   ARTICLE TWO

                                THE AMALGAMATION


         Section 2.01. The Amalgamation. At the Effective Time, and upon the terms and subject to the conditions set forth herein, Acquisition shall be amalgamated with and into the Company in accordance with the provisions of the Companies Act 1981 of Bermuda (the "Companies Act"). At and after the Effective Time, the Company and Acquisition shall continue in the form of the amalgamated company and shall operate under the name "Venton Holdings Ltd." (the "Amalgamated Company").

         Section 2.02. Effective Time of the Amalgamation; Closing. As soon as practicable after satisfaction or waiver of the conditions set forth in Article Six, Parent and Acquisition will cause an application for the registration of an amal-
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                                      -6-


gamated company and such other documents as are required by the Companies Act in connection with the Amalgamation to be duly filed with the Registrar of Companies of Bermuda (the "Registrar"). The Amalgamation shall become effective upon the issuance of the certificate of amalgamation by the Registrar (the time of such issuance being the "Effective Time"). Prior to such filing, a closing shall be held, at Conyers, Dill & Pearman at 9:00 a.m. or such other place and/or time as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article Six (the "Closing"). The date upon which the Closing shall occur is referred to herein as the "Closing Date."

         Section 2.03. Effect of the Amalgamation. The Amalgamation shall have the effects set forth in Section 109 of the Companies Act.

         Section 2.04. Memorandum of Association and Bye-laws of the Amalgamated Company; Registration Number; Directors. The memorandum of association of the Company shall become the memorandum of association of the Amalgamated Company and thereafter may be amended as provided therein and by law. The bye-laws of the Company shall become the bye-laws of the Amalgamated Company and thereafter may be amended as provided therein and by law. The registration number of the Amalgamated Company in Bermuda after the Effective Time shall be the same registration number as that of the Company immediately prior to the Effective Time. The initial directors of the Amalgamated Company shall be: (i) Jeremy Venton; (ii) Graham Collis; (iii) D. Martin Slade; (iv) Steven H. Newman; (v) Russell T. John; and (vi) Robert M. Hart; and their addresses shall be in care of the Company at the address set forth in Section 8.06.

         Section 2.05. Consideration. (a) Except as otherwise provided in
Section 106 of the Companies Act, at the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time shall be canceled, and the holder thereof shall be entitled to receive, pursuant to the procedures set forth in Section 2.06, $3,081.69 (except as provided in clause
(v)) per Share, without interest thereon, with such consideration to consist of:
(i) for each Class A Share $1,678.94 in cash and the cancellation of $1,402.75 in capital contribution obligations; (ii) for each Class B Share held by Exel $1,679.11 in cash and the cancellation of $1,402.58 in capital contribution obligations; (iii) for each Class B Share held by RCRe $1,673.42 in cash and the cancellation of $1,408.27 in capital contribution obligations; (iv) for each Class C Share (other than the 996 Class C Shares held by Alec

Sharp on which no amount has been paid (the "Unpaid Class C Shares")) $3,081.69 in cash; and (v) for each Unpaid Class C Share $1,832.06 in cash.

         (b) At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Acquisition, the Company or the holder thereof, each common share of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Amalgamated Company (the "New Shares").

         (c) At the Effective Time, by virtue of the Amalgamation and without any action on the Part of Parent, Acquisition, the Company or the holder thereof, each Share which is issued and outstanding immediately prior to the Effective Time and held by Parent immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable New Share.

         Section 2.06. Surrender and Payment. (a) Parent shall enter into arrangements so that all Shareholders who surrender certificates or other satisfactory evidence representing Shares on or prior to the Effective Time will be paid at the Effective Time directly by wire transfer to accounts designated by such Shareholders.

         (b) Prior to the Effective Time, Parent shall (i) appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the consideration specified in Section 2.05(a) and (ii) irrevocably instruct and authorize such Exchange Agent to make immediately available funds sufficient to make all payments in accordance with this Agreement to all Shareholders, holders of Warrants and holders of Options who surrender certificates or other satisfactory evidence representing such Shares, Warrants or Options to such Exchange Agent after the Effective Time.

         (c) Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the payment of cash pursuant to this Article Two.

         Section 2.07. Dividends; Voting; Etc. (a) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Amalgamated Company or, subject to the provisions of Section 2.07(b), the Exchange Agent, they shall be canceled and exchanged for the pay-ment of the consideration specified in Section 2.05(a) in accordance with the procedures set forth in this Article Two.

         (b) Any portion of the consideration deposited with the Exchange Agent pursuant to Section 2.06(a) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent or an affiliate designated by Parent, upon demand, and any such holder who has not exchanged his Shares for the consideration specified in Section 2.05(a) in accordance with this Article Two prior to that time shall thereafter look only to Parent for his claim for the Amalgamation Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claim or interest of any Person previously entitled thereto.

         Section 2.08. No Further Rights. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company, except for the right to receive the consideration specified in Section 2.05(a) upon surrender of its certificate or certificates.

         Section 2.09. Cash-Out of Warrants. At the Effective Time, by virtue of the Amalgamation and without any action on the part of any holder thereof, the Company shall pay (with the proceeds of the capital contribution required by the last sentence of this Section 2.09) for each Warrant that is outstanding immediately prior to the Effective Time, to the holder thereof, an amount in cash equal to the difference between (a) the consideration per Class A Share, Class B Share or Class C Share specified in Section 2.05(a) multiplied by the number of Class A Shares, Class B Shares or Class C Shares subject to such Warrant and (b) the exercise price of such Warrant. Upon such payment therefor, such Warrant will no longer be outstanding, and neither the Company nor any other Person shall have any obligation with respect thereto. At the Effective Time, Parent shall make a capital contribution to the Company in an amount equal to $11,419,229.98, which the parties hereto agree is sufficient to make all payments pursuant to this Section 2.09.

         Section 2.10. Cash-Out of Options. At the Effective Time, by virtue of the Amalgamation and without any action on the part of any holder thereof, the Company shall pay (with the proceeds of the capital contribution required by the last sentence of this Section 2.10), for each Option that is outstanding immediately prior to the Effective Time, to the holder thereof, an amount in cash equal to the difference between (a) the consideration per Class C Share specified in Section 2.05(a) multiplied by the number of Class C Shares subject to such Option (or by the number of Class C Shares subject to the Class C Warrant subject to such Option) and (b) the exercise price of such Option. Upon such payment therefor, such Option will no longer be outstanding, and neither the Company nor any other Person shall have any obligation with respect thereto. At the Effective Time, Parent shall make a capital contribution to the Company in an amount equal to $6,649,427.97, which the parties hereto agree is sufficient to make all payments pursuant to this Section 2.10.


                                  ARTICLE THREE

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company hereby represents and warrants to Parent and Acquisition that except as set forth in the Company Disclosure Letter:

         Section 3.01. Corporate Organization. (a) Each of the Company and its Subsidiaries is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its businesses in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable Bermuda and foreign Governmental Authorities necessary to own and operate its properties and to conduct its businesses in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its properties and to carry on its businesses as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certifi-cates, permits, consents and orders and have such power and authority could not, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is required to be authorized, qualified, licensed or domesticated as a foreign corporation under any federal, state or local law in the United States. The Company has furnished to Parent and Acquisition complete and correct copies of the memorandum of association and bye-laws of the Company and each of its Subsidiaries as in effect on the date hereof. Such memoranda of association and bye-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries.

         (b) The Company conducts its operations through the Subsidiaries set forth in the Company Disclosure Letter (collectively, the "Company Subsidiaries"). Each of the Company Subsidiaries and VUG is (i) duly licensed or authorized to conduct the business it now conducts in its jurisdiction of incorporation and (ii) duly licensed or authorized in each other jurisdiction where it is required to be so licensed or authorized except, in any such case, where the failure to be so licensed or authorized, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company and its Subsidiaries and VUG have made all filings required by Governmental Authorities except where the failure to file, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company.

         Section 3.02. Authority, Execution, Enforceability. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the shareholder approval described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including approval by the necessary vote of all members of its Board of Directors, which approval includes a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of the Company), subject only to the approval of the provisions of this Agreement (which are the terms and means of effecting the Amalgamation) by the affirmative vote of Persons holding or representing by proxy not less than three-fourths of the Shares voting at the Shareholders' Meeting at which two or more Persons holding or representing by proxy more than one-third of the issued and outstanding Shares shall constitute a quorum. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

         Section 3.03. Capital Structure. (a) As of the date hereof and as of the Closing, the authorized share capital of the Company is $120,000 comprised of 120,000 ordinary shares with a par value of $1.00 per share. As of the date hereof and, except to the extent Options or Warrants are exercised, as of the Closing, (i) 58,180 Class A Shares were issued and outstanding, (ii) 29,408 Class B Shares were issued and outstanding and (iii) 6,205 Class C Shares were issued and outstanding. There is no Voting Debt of the Company issued and outstanding. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable Bermuda, United States federal, state and other foreign laws regulating the offer, sale or issuance of such securities.

         (b) There are no options, warrants, calls, rights, commitments and agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement (collectively, "Company Options"), except, as of the date hereof and, except to the extent Options or Warrants are exercised, as of the Closing, for (i) Class A Warrants to purchase an aggregate of 5,086 Class A Shares, (ii) Class B Warrants to purchase an aggregate of 643 Class B Shares, (iii) Class C Warrants to purchase an aggregate of 504 Class C Shares and (iv) Options to purchase (x) an aggregate of 3,359 Class C Shares and (y) Class C Warrants to purchase an aggregate 328 Class C Shares. The Company is not subject to any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or retire any of its securities, except as set forth in the Second Amended and Restated Stockholders Agreement dated May 21, 1997, among the Trident Partnership, L.P., Tryco III, RCRe, Exel, the Management Investors signatory thereto and the Company (the "Stockholders Agreement"). The Company has delivered a true and correct copy of the Stockholders Agreement to Parent and Acquisition. The Stockholders Agreement shall, if necessary, be amended at or prior to the Effective Time so that the Company shall have no obligations thereunder and so that the Syndicate 1207 Option (as defined therein) shall not be in effect without having been exercised.

         (c) Since December 31, 1997, the Company has not (i) made or agreed to make any stock split or stock dividend, or issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company other than pursuant to and as required by the terms of any Company Option outstanding as of the date hereof; (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company; or (iii) declared, set aside, made or paid to the shareholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

         (d) The Company Disclosure Letter lists each Subsidiary of the Company and, except for the capital stock of such Subsidiaries and the other ownership interests listed in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. All the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more such Subsidiaries, free and clear of all Liens. Except as set forth above, there are no securities, options, warrants, rights, commitments or agreements of any kind to which the Company or any Subsidiary is a party or by which any of them is bound obligating any of them to issue, sell or deliver, or repurchase, redeem or otherwise acquire, shares of capital stock or other equity or voting securities of any Subsidiary, or obligating any of them to issue, sell, deliver, grant, extend or enter into any such security, option, warrant, right, commitment or agreement.

         Section 3.04. Financial Statements. (a) The Company has delivered or made available to Parent a true and complete copy of the audited Consolidated Balance Sheets of the Company and its Subsidiaries as of December 31, 1995, 1996 and 1997 and the related audited Consolidated Statements of Operations, Statements of Shareholders' Equity and Statements of Cash Flows of the Company and its Subsidiaries for the twelve month periods ended December 31, 1995, 1996 and 1997 (collectively, the "Company Financial Statements").

         (b) As of their respective dates and for the periods indicated, the Company Financial Statements (i) complied as to form in all material respects with applicable accounting requirements, (ii) are in accordance, in all material respects, with the books and records of the Company, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (iii) present fairly the consolidated financial position of the Company and its Subsidiaries and the related results of operations, changes in shareholders' equity and cash flows as of the dates and for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may otherwise be specifically indicated therein.

         (c) The Company has delivered or prior to the Closing will deliver to Parent true and complete copies of the Consolidated Balance Sheet of the Company and its Subsidiaries as of March 31, 1998 and the related Consolidated Statement of Operations, Statement of Shareholders' Equity and Statement of Cash Flows of the Company and its Subsidiaries for the three months then ended, and true and complete copies of the Consolidated Balance Sheet of the Company and its Subsidiaries as of June 30, 1998 and the related Consolidated Statement of Operations, Statement of Shareholders' Equity and Statement of Cash Flows of the Company and its Subsidiaries for the six months then ended (collectively, the "Company Interim Financial Statements").

         (d) As of their respective dates and for the periods indicated, the Company Interim Financial Statements present fairly the consolidated financial position of the Company and its Subsidiaries and the related results of operations, changes in shareholders' equity and cash flows as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a basis consistent with the Company Financial Statements.

         (e) The Company has delivered or prior to the Closing will deliver to Parent true and complete copies of the audited Balance Sheets of each of Yachtsure Ltd. and Venton Risk Services Ltd. as of December 31, 1997 and the related audited Statements of Operations, Statements of Shareholder's Equity and Statements of Cash Flows of each of Yachtsure Ltd. and Venton Risk Services Ltd. for the twelve months then ended.

         (f) The Company has delivered or prior to the Closing will deliver to Parent true and complete copies of the audited Annual Reports and Accounts of each of the Syndicates as of December 31, 1995, 1996 and 1997 and for the twelve month periods then ended.

         Section 3.05. Absence of Certain Changes. (a) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities provided for in the Company Financial Statements; (ii) liabilities incurred since the date of the Company Financial Statements in the ordinary course of business, in amounts and on terms consistent with past practice; (iii) liabilities disclosed in the Company Disclosure Letter; and (iv) other undisclosed liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

         (b) Since December 31, 1997 there has been no event or circumstance that has had a Material Adverse Effect on the Company.

         Section 3.06. No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) or loss of material benefit or acceleration under the memorandum of association, bye-laws or any other Instrument of the Company or any of its Subsidiaries, except for any such violation, conflict, breach or default, loss or acceleration, which, individually on in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, or (ii) result in the creation of any Lien other than Permitted Liens.

         Section 3.07. Consents. (a) Except for the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister of Finance of Bermuda (the "Minister") to the Amalgamation and the approval by The Corporation and Society of Lloyd's ("Lloyd's") to the Amalgamation and the transactions contemplated by this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Company, any of its Subsidiaries, or any of the shareholders of the Company (including in respect of the Syndicates) in connection with the transactions contemplated by this Agreement, except where failure to obtain such Consent could not reasonably be expected to have a Material Adverse Effect on the Company.

         (b) The Company (including all entities it controls) does not hold assets located in the United States of America having an aggregate book value of $15.0 million or more, other than investment assets, voting securities and non-voting securities. For the purpose of this representation, investment assets means cash, deposits in financial institutions, other money market instruments and instruments evidencing government obligations. The Company is not incorporated in the United States, is not organized under the laws of the United States, and does not have its principal offices within the United States. Other than as described in this paragraph, the Company (including all entities it controls) did not in its most recent fiscal year make aggregate sales in or into the United States of $25 million or more. Through its wholly owned subsidiary, New Street Holdings, Ltd., the Company provides management services under contract with Syndicates 376, 1183 and 1207 which accept insurance risk placed by London brokers, some of which risk is that of policyholders located in the United States. The Company controls a corporate member of Lloyd's, VUL, which is the sole corporate member of Syndicate 1207. In their most recent fiscal years, none of the Syndicates, the Company, VUL nor any entity controlled by the Syndicates, the Company or VUL, transacted business in the United States or directly with any policyholders or insurance brokers located in the United States. For the purposes of this Section 3.07(b), "United States" shall include all of the States, the territories, possessions and commonwealths of the United States and the District of Columbia.

         Section 3.08. Compliance with Applicable Law; Permits. (a) Subject to obtaining the Consents referred to in Section 3.07, the execution, delivery and performance of this Agreement and the taking of the other actions contemplated by this Agreement to be performed by the Company will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries, except for such defaults or violations as are not reasonably likely to have a Material Adverse Effect on the Company.

         (b) Each of the Company, its Subsidiaries, VUG and the Syndicates is in compliance with all judgments, decrees, orders, statutes, laws, ordinances, rules, regulations and, to the Company's best knowledge, policies of all Governmental Authorities, including, without limitation, those that govern insurance matters, to which it or any of its properties or assets is subject except where such failure to comply is not reasonably likely to have a Material Adverse Effect on the Company. Each of the Company, its Subsidiaries, VUG and the Syndicates has all permits, licenses, orders, certificates, authorizations and approvals of any Governmental Authority (collectively, "Permits") that are material to the conduct of its business as presently conducted and as proposed to be conducted; all such Permits are in full force and effect, and each of the Company, its Subsidiaries, VUG and the Syndicates has fulfilled and performed all obligations necessary to maintain such Permits; except, in each case, for such failures to obtain, to maintain in full force and effect and to fulfill and perform which would not have a Material Adverse Effect on the Company. Venton Underwriting Agencies Limited (and any other Subsidiary to which the Lloyd's solvency tests apply) exceeds as of the date hereof and as of the Effective Time the then applicable minimum standards of solvency established by the Lloyd's solvency tests. There are no defaults under any Instrument of the Company or any of its Subsidiaries, except for such defaults that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

         Section 3.09. Tax Matters. (a) Filing of Timely Tax Returns. The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. The Company has made available to Parent a true and correct copy of each income Tax Return of the Company and each of its Subsidiaries for all taxable periods for which the period for assessment or collection of income Tax remains open, and no agreement, waiver or consent to extend the period for the assessment or collection of any Tax is currently in effect.

         (b) The Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, withheld or paid (and until the Closing Date will withhold or pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable or required to be withheld except for those contested in good faith and for which adequate reserves have been taken. To the knowledge of the Company, there are no investigations or audits with regard to the Company or any of its Subsidiaries with respect to Taxes.

         (c) The Company and its Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

         (d) There are no Tax liens upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due.

         (e) Neither the Company nor any of its Subsidiaries has any liability, direct or indirect, absolute or contingent, for the Taxes of any other Person. Except for Subsidiaries which are Eligible Corporate Underwriters, within the meaning of the Closing Agreement between the Council of Lloyds and the Internal Revenue Service, dated March 2, 1994 (the "Closing Agreement"), neither the Company nor any of its Subsidiaries in the last ten years has been engaged in trade or business in the United States (within the meaning of Section 864(b) of the Internal Revenue Code of 1986, as amended ("Code")), and in the case of the Subsidiaries which are Non-U.S. Corporate Underwriters (as defined in the Closing Agreement), the only income which is effectively connected with that trade or business in the United States (within the meaning of Section 864(c) of the Code) is its taxable USCI or USCL (as such terms are used in the Closing Agreement). Venton Underwriting Ltd., a Bermuda company and a wholly owned subsidiary of the Company ("VUL"), at all times has been fiscally resident in Bermuda other than its U.K. branch.

         Section 3.10. Litigation. There are no actions, suits, claims, proceedings or investigations pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, VUG or any Syndicate at Lloyd's managed by a Subsidiary ("Syndicates") or any of their respective properties before any Governmental Authority or otherwise other than in the ordinary course of business which (a) individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company; or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. As of the date hereof, to the knowledge of the Company, there are no actions, suits, claims, proceedings or investigations pending or threatened against the Company, any of its Subsidiaries, VUG or any Syndicate or any of their respective properties before any Governmental Authority or otherwise, whether or not in the ordi-nary course of business, which individually or in the aggregate are reasonably likely to have a Material Adverse Effect on the Company. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or reasonably likely to have, a Material Adverse Effect on the Company or which would prevent, enjoin, alter or delay the consummation of the transactions contemplated hereby.

         Section 3.11. Employees. (a) The Company Disclosure Letter lists all employment contracts and similar arrangements between the Company or any of its Subsidiaries and its employees, and all plans and arrangements pursuant to which the Company or any of its Subsidiaries is obligated to make any payment to confer any benefit upon or accelerate the vesting or exercisability of any benefit for any officer, director, employee or agent of the Company or any of its Subsidiaries, including as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of the Company (including termination of employment). As of the date hereof, the Company is not aware that any officer, director, executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has any plans to terminate his, her or its employment. (i) The Company and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply is not reasonably likely to have a Material Adverse Effect on the Company, (ii) no labor dispute with employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is threatened, except as are not reasonably likely to have a Material Adverse Effect on the Company, (iii) each Employee Benefit Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws, no material liability has been or is expected to be incurred by the Company or any Subsidiary with respect to any Employee Benefit Plan except regular periodic contributions to such plans and full payment has been made of all amounts that the Company or any Subsidiary is required to have paid as contributions to each Employee Benefit Plan, (iv) the current value of accrued benefits of each Employee Benefit Plan does not exceed the current value of such plan's assets, (v) the Company has provided Parent with a true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto, or to the funding thereof, (vi) all Employee Benefit

Plans intended to satisfy applicable tax qualification requirements, or other requirements necessary to secure favorable tax or other legal treatment comply in all material respects with such requirements, and (vii) adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company.

         (b) There are no pending or, to the knowledge of the Company, threatened claims for indemnification by the Company or any of its Subsidiaries in favor of directors, officers, employees and agents of the Company or any of its Subsidiaries which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

         Section 3.12. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover or change of control statute or regulation enacted under any law (a "Takeover Law") is applicable to the Amalgamation or the other transactions contemplated hereby. The Company has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable provisions of the Company's or any Subsidiary's memorandum of association or bye-laws.

         Section 3.13. Certain Fees. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, where such finder, broker, agent, financial advisor or other intermediary would be entitled to any payment by the Company in connection herewith or therewith, other than obligations owing to Goldman Sachs & Co. referred to in the Company Disclosure Letter. In addition, the Company and its Subsidiaries will not be liable for any fees and expenses incurred in connection with the transactions contemplated hereby in excess of $3,176,633 in the aggregate.

         Section 3.14. Investment Company. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the "1940 Act"), whether or not registered under the Investment Advisors Act of 1940, as amended (the "Advisors Act"). Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company nor required to be registered or licensed as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Section 3.15. Insurance Matters. (a) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any of its Subsidiaries or any Syndicate is a party or under which the Company or any of its Subsidiaries or any Syndicate has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

         (b) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company, any of its Subsidiaries or any Syndicate since October 31, 1996, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Subsidiary or any Syndicate to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.

         (c) The reserves carried on the audited financial statements of the Company and its Subsidiaries for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such financial statement, in compliance with the requirements for reserves established by the relevant insurance departments or Lloyd's, are consistent with reserves determined in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in accordance with sound actuarial and statutory accounting principles.

         Section 3.16. Admitted Assets. The admitted assets of each Subsidiary of the Company, each Syndicate and VUG as determined under applicable laws or under the Lloyd's regulations as presently in effect are in an amount at least equal to the minimum amounts required by applicable laws or regulations.

         Section 3.17. Rights to Name. One or more of the Company and the Subsidiaries is the owner of all rights, title and interest in and to the trade name "Venton" as used in connection with the business heretofore or currently conducted by the Company and its Subsidiaries free and clear of all Liens.

All such rights are valid, subsisting and in full force and effect without infringement or interference by any other Person.

         Section 3.18. Letters of Credit. The only letters of credit outstanding at the date hereof which support the underwriting activities of the Subsidiaries are (a) irrevocable standby letters of credit on deposit with Lloyd's in the aggregate amount of U.S. $122,913,000 issued by Mellon Bank, London Branch for the benefit of and supporting the underwriting activities of VUL at Lloyd's and
(b) a U.S. $10,000,000 letter of credit issued by Mellon Bank, London Branch in favor of Citibank N.A. Trustee for Syndicate 376 Surplus Lines Trust Fund. The Company is not aware of any pending or proposed material increases in the amounts of these letters of credit, or any proposals to require cash in lieu of or in addition to letters of credit or to change the capital requirements of Lloyd's in any material respect.

         Section 3.19. Capital Contribution Obligations. The only contractual obligations of the shareholders of the Company to make capital contributions to the Company and its Subsidiaries are pursuant to (a) the Fourth Amended and Restated Capital Contribution Agreement dated as of December 29, 1997 between Tryco III and the Company, (b) the Amended and Restated Capital Contribution Agreement dated as of December 29, 1997 between Exel and the Company and (c) the Second Amended and Restated Capital Contribution Agreement dated as of December 29, 1997 between RCRe and the Company.

         Section 3.20. Investments. The bonds, stocks and other securities ("Investments") owned by the Company and its Subsidiaries comply in all material respects with applicable insurance laws and regulations. All Investments are admitted assets under applicable insurance laws and regulations and statutory accounting practices, except to the extent that failure to be admitted assets, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company.

         Section 3.21. Year 2000. To the knowledge of the Company at the date hereof, except to the extent interfaces with third parties are dependent on information, services or software provided by third parties, all information technology presently expected to be used by the Company, its Subsidiaries and the Syndicates following December 31, 1999 in their administration and business operations accurately processes or will process date and time data (including, but not limited to calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations, and neither performance nor functionality of such technology will be affected by dates prior to, during or after the year 2000. The Company, its Subsidiaries and the Syndicates have no express contractual obligations under warranty, service or similar agreements (excluding insurance policies) that specifically refer to and require the remedy of any information technology defect relating to the year 2000.

         Section 3.22. Interests of Officers, Directors and Shareholders. Except as set forth in the Company Disclosure Letter and other than in respect of salaries, incentive awards and bonuses or amounts due in respect of ordinary travel and business expenses and Employee Benefit Plans, no present officer, director, employee, agent or shareholder of the Company, any of its Subsidiaries or VUG nor any immediate family member or affiliate thereof has any agreement, loan or other obligation outstanding with, to or from the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable, or has any material interest in any firm, person or entity with which the Company or any of its Subsidiaries or VUG does business. From and after the Effective Time the Company will not have any material obligations under (i) the Share Purchase Agreement dated as of March 1, 1996 between the Company and the Management Investors, (ii) the Venton Holdings Ltd. Amended and Restated Stockholders Agreement dated as of April 4, 1996 or (iii) the Purchase Agreement dated as of May 21, 1997 among The Trident Partnership, L.P., the Company and Exel.

         Section 3.23. Material Contracts. (a) Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant expressly limiting in any material respect the ability of the Company or any of its Subsidiaries (or the Amalgamated Company) to compete and (b) neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change in the event of the Amalgamation, except in each case for any such contract, agreement or arrangement which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

                                  ARTICLE FOUR

                        REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION


                  Parent and Acquisition hereby represent and warrant to the Company as follows (it being understood that representations and warranties with respect to Subsidiaries of Parent relate to such Subsidiaries without giving effect to the Amalgamation):

                  Section 4.01. Corporate Organization. Each of Parent and Acquisition is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Acquisition is not required to be authorized, qualified, licensed or domesticated as a foreign corporation under any federal, state or local law in the United States. Parent has furnished to the Company complete and correct copies of the charter and bylaws, or the memorandum of association and bye-laws, as the case may be, of each of Parent and Acquisition as in effect on the date hereof. Such documents are in full force and effect and no other organizational documents are applicable to or binding upon the Parent or Acquisition.

                  Section 4.02. Authority, Execution, Enforceability. Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition, the performance by Parent and Acquisition of their obligations hereunder and the consummation by Parent and Acquisition of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition (including the approval by Parent, as sole shareholder of Acquisition, and by the necessary vote of all members of their respective Boards of Directors). This Agreement has been duly executed and delivered by Parent and Acquisition and constitutes a legal, valid and binding obligation of Parent and Acquisition, enforceable against Parent and Acquisition in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

         Section 4.03. No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under the memorandum of association, bye-laws or any other Instrument of Parent or Acquisition, which violation, conflict, breach or default is reasonably likely to have a Material Adverse Effect on Parent, or (ii) result in the creation of any Lien other than Permitted Liens upon any of the material properties or assets of Parent or Acquisition.

         Section 4.04. Consents. (a) Except for the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister to the Amalgamation, the Consent of Lloyd's to the Amalgamation and the transactions contemplated by this Agreement, and the approval of the Commissioner of Insurance for the State of New Hampshire, no Consent is required on the part of Parent or Acquisition in connection with the transactions contemplated by this Agreement, except where failure to obtain such Consent is not reasonably likely to have a Material Adverse Effect on Parent.

         (b) Parent and Acquisition have reviewed the requirements for approval of the Amalgamation and the transactions contemplated by this Agreement by Lloyd's which appear in the section entitled "Acquiring Control of a Managing Agent" in Guidance Notes for Applicants published by Lloyd's Regulatory Division and hereby confirm that they can satisfy all requirements set forth therein without the need for any waiver or any other form of relief, and they are not aware of the need for any waiver or any other form of relief with respect to Parent or Acquisition in order to satisfy any other requirements of Lloyd's.

         Section 4.05. Compliance with Applicable Law. Subject to obtaining the Consents referred to in Section 4.04, the execution, delivery, and performance of this Agreement and the taking of the other actions contemplated by this Agreement to be performed by Parent and Acquisition prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as are not reasonably likely to have a Material Adverse Effect on Parent.

         Section 4.06. Sufficient Funds and Assets. Parent and Acquisition have sufficient liquid funds available to pay all cash amounts required to be paid pursuant to this Agreement, and have sufficient funds and other assets available to satisfy Sections 5.06 and 5.07.


                                  ARTICLE FIVE

                                    COVENANTS


         Section 5.01. Reasonable Best Efforts. Each of the Company, Parent and Acquisition will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, as soon as practicable after the date hereof, and shall use its reasonable best efforts to obtain all waivers, Permits, Consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, and shall vote all Shares directly or indirectly owned by it in favor of the Amalgamation.

         Section 5.02. Public Announcements. No party hereto shall issue any press release or otherwise make any public statements with respect to the Amalgamation or this Agreement without the prior written approval of the other party (which shall not be unreasonably withheld) as to the wording, timing and media for such press release or statement, except for any press release or statement as may be required by law in the opinion of counsel for such party which press release or statement shall not be made without prior consultation to the extent practicable with the other party.

         Section 5.03. Supplemental Information. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby. No information provided to a party pursuant to this Section 5.03 shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless the party receiving such information specifically agrees thereto in writing.

         Section 5.04. Shareholders' Meeting. The Company shall cause the Shareholders' Meeting to be duly called and will give notice of, convene and hold such meeting as soon as practicable. In connection with the Shareholders' Meeting, the Company shall cause any required information to be mailed to its shareholders. The Board of Directors of the Company shall submit for approval and adoption by its shareholders the matters to be voted upon at the Shareholders' Meeting, and shall recommend that the shareholders vote in favor of the approval of the provisions of this Agreement which are the terms and means of effecting the Amalgamation and the Company shall use its best efforts to secure such approval and adoption. Parent shall vote all proxies obtained by Parent in favor of such approval.

         Section 5.05. Indemnification. (a) From and after the Effective Time, the Amalgamated Company shall indemnify, defend and hold harmless the officers and directors of the Company (the "Indemnified Parties") against all losses, expenses, claims, damages and liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law (including, without limitation, reasonable attorneys' fees). Subject to any limitations imposed by Bermuda law and public policy, to the extent applicable, the Amalgamated Company agrees that all rights to indemnification existing in favor of the directors and officers of the Company or any Subsidiary of the Company as provided in the Company's or any such Subsidiary's memorandum of association or existing indemnification agreements, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Amalgamation and shall continue in full force and effect, and the Amalgamated Company shall guaranty the obligations of the Company in respect thereof; provided, however, that this shall not limit the ability of Parent to effect any corporate restructuring of its Subsidiaries.

         (b) Parent shall cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for any of the Indemnified Parties; provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or any of its Subsidiaries, so long as (i) the issuer thereof has an A.M. Best Company rating of A or better and (ii) the material terms thereof are no less advantageous to the Indemnified Parties than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent shall cause to be obtained, to the extent commercially available, replacement D&O Insurance on terms and conditions no less advantageous to the Indemnified Parties than the existing D&O Insurance.

         Section 5.06. Release of Capital Contribution Obligations. At and after the Effective Time, the Company hereby releases all obligations (including any obligations arising prior to the Effective Time) of the shareholders of the Company under (i) the Fourth Amended and Restated Capital Contribution Agreement dated as of December 29, 1997 between Tryco III and the Company, (ii) the Amended and Restated Capital Contribution Agreement dated as of December 29, 1997 between Exel and the Company and (iii) the Second Amended and Restated Capital Contribution Agreement dated as of December 29, 1997 between RCRe and the Company.

         Section 5.07. Replacement of Obligation Owed to Lloyd's and Mellon Bank. At or prior to the Effective Time, Parent shall (a) cause to be issued (and deposited with Lloyd's) an irrevocable standby letter of credit (the "Letter of Credit"), or cash, in the amount of U.S. $122,913,000 (or such greater amount as shall then be required by Lloyd's), which in the case of a Letter of Credit shall (i) have an effective date as of the Closing Date and
(ii) otherwise be satisfactory to Lloyd's, to support the underwriting activities of VUL at Lloyd's and (b) deliver to Mellon Bank a guarantee satisfactory to Mellon Bank of a U.S. $10,000,000 letter of credit issued by Mellon Bank, London Branch, in favor of Citibank N.A. Trustee for Syndicate 376 Surplus Lines Trust Fund or a substitute for or replacement of such letter of credit satisfactory to such Trustee.

         Section 5.08. Takeover Statutes. The parties shall use their reasonable best efforts to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, and otherwise act to eliminate or minimize the effects of any applicable Takeover Law.

         Section 5.09. Conduct of Business of the Company. Except as expressly contemplated by this Agreement or set forth in the Company Disclosure Letter or as consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will, and will cause VUG and the Syndicates to, conduct their operations only in, and neither the Company nor any of its Subsidiaries shall, or will permit VUG or the Syndicates to, take any action except in, the ordinary and usual course of business and consistent with past practice, and the Company and its Subsidiaries will, and will cause VUG and the Syndicates to, use their reasonable best efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain advantageous relationships with customers, business partners and others having business relationships with the Company, its Subsidiaries or VUG or the Syndicates, as the case may be. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, or will permit VUG or the Syndicates to, except as expressly contemplated by this Agreement or set forth in the Company Disclosure Letter, without the prior written consent of Parent:

                  (a) split, combine or reclassify any shares, declare, pay or set aside for payment any dividend or other distribution payable in cash, shares, property or otherwise in respect of its shares, or directly or indirectly redeem, purchase or otherwise acquire any shares, or other securities;

                  (b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issue or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of the Company or any securities convertible into or exercisable or exchangeable for shares of any class of the Company, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

                  (c) (i) incur any debt for borrowed money, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any debt for borrowed money of any other Person, in excess of $10,000,000, (ii) make any loans or advances to any Person other than loans or advances of reasonable out-of-pocket expenses incurred in connection with the business of the Company or its Subsidiaries, or make any capital contributions to, or investments in, any other Person, (iii) pledge or otherwise encumber shares of the Company or its Subsidiaries, or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

                  (d) except as may be required by law or as contemplated by this Agreement, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, share appreciation right, restricted shares, performance unit, share equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Benefit Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer (at the level of Vice President or above) of the Company or any of its Subsidiaries; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director, officer, employee or agent of the Company or any of its Subsidiaries, except for increases in the ordinary course of business and consistent with past practice (which, in the case of directors and officers at the level of Vice President/Managing Director or above, shall only be made after consultation with Parent); or hire employees at the level of Vice President/Managing Director or above except after consultation with Parent; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, share appreciation rights or performance units);

                  (e) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of shares or securities, contributions to capital, property transfer, or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity, except for the purchase of investment shares or securities in the ordinary course of business consistent with past practice and in compliance with the requirements of Governmental Authorities except for any non-compliance that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company;

                  (f) propose to amend the memorandum of association or bye-laws or any similar document of the Company or any of its Subsidiaries;

                  (g) propose to adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

                  (h) sell (whether by amalgamation, consolidation or otherwise), lease, encumber, transfer, dispose of any material assets or waive any right of substantial value (including without limitation, rights of renewal) outside the ordinary course of business consistent with past practice, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice and in each case in compliance with the requirements of Governmental Authorities except for any non-compliance that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company;

                  (i) except as may be required as a result of a change in law, rule or regulation or in GAAP, change any of the accounting principles or practices used by it;

                  (j) enter into any agreement providing for the acceleration or payment or performance or other consequence as a result of a change in control of the Company or any of its Subsidiaries;

                  (k) resolve, commit or agree to take any of the foregoing actions or take any action which would make any representation or warranty in Article THREE hereof materially untrue or incorrect; or

                  (l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) against the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice or where to do so is not reasonably likely to have a Material Adverse Effect on the Company.

The provisions of this Section 5.09 insofar as they apply to Syndicates are subject to Lloyd's policy with respect to the management of syndicates.

         Section 5.10. Acquisition Proposals. Without the prior written consent of Parent, the Company shall not, and shall cause its Subsidiaries and their respective officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential infor-mation to, or have any discussions with, any such Person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any amalgamation, merger or consolidation with, the Company or any of its Subsidiaries and any such inquiries, proposals or discussions shall be immediately terminated.

         Section 5.11. Information, etc. Between the date of this Agreement and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford to authorized representatives (including, without limitation, attorneys, auditors, financial advisors and actuaries) of Parent reasonable access during normal business hours to all of the Company's personnel, offices and other facilities and to its books and records and will permit such party and its authorized representatives to make such inspections of its financial and operating data and other information with respect to its business and properties as such party and its authorized representatives may from time to time reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.11 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Amalgamation. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the Confidentiality Letter dated June 9, 1998 from Parent to the Company (the "Confidentiality Letter").

         Section 5.12. Lloyd's Auction. The Company and Parent shall consult in good faith with respect to participation in the Lloyd's auction process and if the Company participates therein it will keep Parent reasonably informed as to the status and results thereof.


                                   ARTICLE SIX

                         CONDITIONS TO THE AMALGAMATION


         Section 6.01. Conditions to Each Party's Obligation to Effect the Amalgamation. The respective obligations of each party to this Agreement to consummate the Amalgamation shall be subject to the following conditions:

                  (a) This Agreement, the Amalgamation and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote or consent of the Company's shareholders as required by the Companies Act and the Company's bye-laws.

                  (b) No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; provided, however, that each of Parent and the Company shall have used its reasonable best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered.

                  (c) Those regulatory and other approvals required to consummate the Amalgamation and the other transactions contemplated hereby that are specified in Sections 3.07 and 4.04 shall have been obtained.

         Section 6.02. Additional Conditions to the Company's Obligation to Effect the Amalgamation. The obligation of the Company to consummate the Amalgamation shall be further subject to the following conditions unless waived in accordance with Section 8.02:

                  (a) Parent shall have performed in all material respects the obligations and covenants to be performed by it on or prior to the Effective Time except for any such failure or failures to perform, individually or in the aggregate, as are not reasonably likely to have a Material Adverse Effect on the Company.

                  (b) The representations and warranties of Parent contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Parent contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date and except for changes permitted by this Agreement) as of the Closing Date as though made as of and on the Closing Date, except for such failure or failures to be true and correct (or true and correct in all material respects), individu-ally or in the aggregate, as are not reasonably likely to have a Material Adverse Effect on Parent.

                  (c) There shall have been returned to the issuer thereof the irrevocable letters of credit totaling $122,913,000 issued by Mellon Bank, N.A., on behalf of Exel (which are currently on deposit with Lloyd's for the benefit of VUL).

                  (d) Exel shall have been released by Mellon Bank from Exel's obligations with respect to the $10,000,000 letter of credit issued by Mellon Bank in favor of Citibank N.A. Trustee for Syndicate 376 Surplus Lines Trust Fund.

                  (e) The Company shall receive customary closing documents in form and substance reasonably satisfactory to it, including a certificate of an executive officer of Parent certifying compliance with the conditions set forth in Sections 6.02(a) and (b).

         Section 6.03. Additional Conditions to Parent and Acquisition's Obligation to Effect the Amalgamation. The obligation of the Parent and Acquisition to consummate the Amalgamation shall be further subject to the following conditions unless waived in accordance with Section 8.02:

                  (a) The Company shall have performed in all material respects the obligations and covenants to be performed by it on or prior to the Effective Time except for any such failure or failures to perform, individually or in the aggregate, as are not reasonably likely to have a Material Adverse Effect on the Company.

                  (b) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date and except for changes permitted by this Agreement) as of the Closing Date, as though made as of and on the Closing Date, except for such failure or failures to be true and correct (or true and correct in all material respects), individually or in the aggregate, as are not rea-sonably likely to have a Material Adverse Effect on the Company.

                  (c) Parent shall receive customary closing documents in form and substance reasonably satisfactory to it, including a certificate of an executive officer of the Company certifying compliance with the conditions set forth in Sections 6.03(a) and (b).

                  (d) Holders of the outstanding capital stock of the Company and Company Options (which shall include Exel, RCRe and Tryco III and may include other such holders) shall have confirmed to Parent the representations and warranties set forth in Section 3.03(a), (b) and
         (c) provided that the liability of each such holder with respect to such representations and warranties shall be several and shall be allocated among such holders in the same proportion as the consideration to be received by each such holder pursuant to Sections 2.05, 2.09 and 2.10 bears to the aggregate consideration to be received by all such holders and such representation shall survive until the first anniversary of the Effective Time.


                                  ARTICLE SEVEN

                           TERMINATION AND ABANDONMENT


         Section 7.01. Termination by the Company, Parent or Acquisition. This Agreement may be terminated and the Amalgamation contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Amalgamation by the shareholders of the Company or the shareholders of Acquisition:

                  (a)  by mutual written consent of Parent and the Company;

                  (b) by the Company at any time after the later of (i) the earlier of (x) November 15, 1998 and (y) the date that is three months after the submission to Lloyd's of an application for the Consent of Lloyd's referred to in Section 4.04(a) and (ii) the date that is four weeks after the delivery to Parent of the Company Interim Financial Statements (or such later date as shall have been agreed to in writing by Parent and the Company) if any of the conditions set forth in Section 6.01 or 6.02 hereof have not been met or waived in writing by the Company; or

                  (c) by Parent at any time after the later of (i) the earlier of (x) November 15, 1998 and (y) the date that is three months after the submission to Lloyd's of an application for the Consent of Lloyd's referred to in Section 4.04(a) and (ii) the date that is four weeks after the delivery to Parent of the Company Interim Financial Statements (or such later date as shall have been agreed to in writing by Parent and the Company) if any of the conditions set forth in
         Section 6.01 or 6.03 have not been met or waived in writing by Parent.

                  Any party that breaches this Agreement the result of which breach is the failure of a condition specified in (b) or (c) of this Section
7.01 to be met by the date specified may not terminate this Agreement on the basis of such failure.

                  Section 7.02. Effect of Termination. (a) No termination hereof shall relieve any party from liability for any prior breach of this Agreement. The parties hereto agree that irreparable damage would occur to a party in the event any provision of this Agreement was not performed by the other party in accordance with the terms hereof, or was breached by such other party, and that the parties shall be entitled to specific performance of the terms hereof, (which, in the case of such non-performance or breach by Parent or Acquisition shall mean, in consideration for all of the ownership interests in the Company, payment of all amounts on or with respect to the securities of the Company to its securityholders as set forth in Sections 2.05, 2.09 and 2.10, the assumption of the obligations referred to in Section 5.06, and the delivery of the Letter of Credit (or cash) and guarantee referred to in Section 5.07 to Lloyd's and Mellon Bank, respectively) in addition to any other remedy at law or equity (including without limitation the payment of all expenses incurred by the Company referred to in Section 8.04). The parties acknowledge that "time is of the essence."

                  (b) Sections 5.02 (Public Announcements), 8.04 (Expenses) and
8.07 (Governing Law) shall survive any termination and remain in full force and effect notwithstanding any termination.

                                  ARTICLE EIGHT

                            MISCELLANEOUS PROVISIONS


                  Section 8.01. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement signed on behalf of each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein except that after the Shareholders' Meeting, the Amalgamation Consideration to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Amalgamation shall in no event be altered without the approval of such holders.

                  Section 8.02. Waiver of Compliance; Consents. Any failure of Parent or Acquisition, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Company or Parent, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.02.

                  Section 8.03. Severability and Validity. The provisions set forth in this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  Section 8.04. Expenses and Obligations. Each of the parties hereto shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement, the performance of the covenants herein, and the effectuation of the transactions contemplated hereby, including all fees and disbursements of its respective legal counsel, advisors, and accountants.

                  Section 8.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as specifically set forth in Sections 5.06 and 7.02.

                  Section 8.06. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (i)    if to Parent or Acquisition, to:

                           Underwriters Reinsurance Company
                           26050 Mureau Road
                           Calabasas, California  91302
                           Telephone:  (818) 878-9500
                           Facsimile:  (818) 878-9817
                           Attention:  Steven H. Newman

                           with a copy to:

                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, New York  10019
                           Telephone:  (212) 259-6570
                           Facsimile:  (212) 259-6333
                           Attention:  Linda E. Ransom, Esq.

                           and to:

                           Alleghany Corporation
                           375 Park Avenue
                           New York, New York  10152
                           Telephone:  (212) 752-1356
                           Facsimile:  (212) 759-3295
                           Attention:  Robert M. Hart, Esq.

                   (ii)    if to the Company, to:

                           Venton Holdings Ltd.
                           Victoria Hall
                           11 Victoria Street
                           Hamilton HM11, Bermuda
                           Telephone:  (441) 292-8370
                           Facsimile:  (441) 292-6313
                           Attention:  Andrew Carr

                           with a copy to:

                           Venton Underwriting Agencies Limited
                           Gracechurch House
                           55 Gracechurch Street
                           London EC3V OJP
                           Telephone:  (171) 550-3500
                           Facsimile:  (171) 550-3555
                           Attention:  D. Martin Slade

                           and to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Telephone:  (212) 701-3000
                           Facsimile:  (212) 269-5420
                           Attention:  Immanuel Kohn, Esq.

                           and to:

                           Conyers, Dill & Pearman
                           Claredon House
                           2 Church Street
                           Hamilton HM CX, Bermuda
                           Telephone:  (441) 295-1422
                           Facsimile:  (441) 292-4720
                           Attention:  Graham Collis, Esq.

                  Section 8.07. Governing Law. (a) The Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws rules thereof, except that provisions relating to the Amalgamation shall be governed by the laws of Bermuda, and provisions relating to the validity of corporate action shall be governed by the laws of the jurisdiction of incorporation or organization of the relevant corporation.

                  (b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of New York state court or the federal courts of the Southern District of New York or the courts of Bermuda in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of New York (or, in the case of a claim arising solely out of the Amalgamation, the courts of Bermuda). Each of Parent and Acquisition hereby irrevocably designates The Corporation Trust Company in New York and the Company hereby irrevocably designates The Corporation Trust Company in New York and Conyers Dill and Pearman in Bermuda, as their respective authorized agents, to accept and acknowledge on its behalf service of any process which may be served in any suit, action or proceeding in New York or Bermuda. Each of Parent and Acquisition and the Company hereby irrevocably (i) consents and agrees to process being served in any suit, action or proceeding brought in the federal court located in the State of New York or any New York state court or any court in Bermuda by serving a copy thereof upon the agent designated in the preceding sentence and to them and their respective counsel at the addresses set forth in Section 8.06, and (ii) agrees that such service of process shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and be held to be valid personal service upon and personal delivery to Parent and Acquisition or the Company, as the case may be.

                  Section 8.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                  Section 8.09. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 8.10. Entire Agreement; Assignment. This Agreement, including the Company Disclosure Letter, and the Confidentiality Letter, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings with respect to such subject matter. This Agreement shall not be assigned by operation of law or otherwise, except with the prior written consent of each other party hereto. This Agreement is not intended to confer upon any other Person except the parties hereto any rights or remedies hereunder, except as provided in Section 8.05 of this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf, all as of the day and year first above written.


                                     UNDERWRITERS REINSURANCE COMPANY


                                     By:          /s/ Russell T. John
                                        ----------------------------------------
                                             Name:  Russell T. John
                                             Title: President


                                     By:          /s/ Stuart M. de Haaff
                                        ----------------------------------------
                                             Name:  Stuart M. de Haaff
                                             Title: Secretary


                                     UNDERWRITERS ACQUISITION COMPANY LTD.



                                     By:          /s/ Stephen C. Kolakowski
                                        ----------------------------------------
                                             Name:  Stephen C. Kolakowski
                                             Title: President


                                     By:          /s/ Stuart M. de Haaff
                                        ----------------------------------------
                                             Name:  Stuart M. de Haaff
                                             Title: Assistant Secretary


                                     VENTON HOLDINGS LTD.


                                     By:          /s/ J.H. Venton
                                        ----------------------------------------
                                             Name:  J.H. Venton
                                             Title: Director


                                     By:          /s/ D.M. Slade
                                        ----------------------------------------
                                             Name:  D.M. Slade
                                             Title: Director